EXHIBIT 99.2

Press Release

Medwave Raises Over $5.2 Million In Capital

February 11, 2005 — Medwave Inc. Danvers, Massachusetts (NASDAQ: MDWV) – Medwave, Inc. announced today that they have closed on over $5.2 million of additional capital to help further fund the Company’s growth and continued development. The terms of the financing included the sale of 1.3 million shares of common stock at a price of $4.00 per share with additional investment rights for up to 575,000 shares of common stock at a price of $4.00 per share. The additional investment rights are exercisable for a period of 6 months. The placement agent for this sale was Adam Harkness, Inc., a Boston-based investment banking firm.

Medwave, Inc. develops, manufactures, and distributes non-invasive blood pressure monitoring products. Its Vasotrax® Hand Held Monitor, the Vasotrac® APM205A NIBP Monitor, the Vasotrac APM205A Model DS, and the MJ23 OEM Module are new approaches to non-invasive blood pressure monitoring. Medwave has received the necessary regulatory clearances to market its technology in Europe, Asia, and the United States. Medwave is ISO13485/ISO9001/MDD93/42/EEC certified, and all of its products are CE marked. Medwave previously received the Seal of Acceptance from the Alliance of Children’s Hospitals, as well as the Frost and Sullivan Market Engineering Award for Technology Innovation. Medwave’s technology is installed in over 500 hospitals and clinics worldwide. The company trades on the NASDAQ small cap market under the symbol MDWV.

Statements made in this release that are stated as expectations, plans, anticipations, prospects or future estimates or which otherwise look forward in time are considered “forward-looking statements” and involve a variety of risks and uncertainties, known and unknown, which are likely to affect the actual results. The following factors, among others, as well as factors discussed in the Company’s filings with the SEC, have affected and, in the future, could affect the Company’s actual results: resistance to the acceptance of new medical products, the market acceptance of the Vasotrac® system and other products of the Company, hospital budgeting cycles, the possibility of adverse or negative results or commentary from clinical researchers or other users or evaluators of the Company’s products, the Company’s success in creating effective distribution channels for its products, the Company’s ability to scale up its manufacturing process, and delays in product development or enhancement or regulatory approval. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Medwave®, Vasotrac®, and Vasotrax® are trademarks of Medwave, Inc.